Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is dated as of December 1, 2008, by and between Merrimac Industries, Inc., with offices at 41 Fairfield Place, West Caldwell, New Jersey 07006 (“Merrimac”), and Robert V. Condon, residing at 222 Stanhope Road, Sparta, New Jersey 07871 (“Condon”).

WHEREAS, Condon’s last day of active work and employment with Merrimac was November 6, 2008.  Since then, Condon has been receiving vacation pay as set forth below; and

WHEREAS, Condon and Merrimac agree that it is in the best interests of both parties to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Condon and Merrimac agree as follows:

1A. In consideration of Condon’s representations, acknowledgments, agreements and obligations set forth in this Agreement, Merrimac agrees to make certain payments (less applicable federal and state taxes and withholdings) and offer certain benefits to Condon as follows:

1)	Vacation pay of forty-four (44) days commencing November 7, 2008, and payable on a weekly basis commencing November 13, 2008, until paid in full.		$31,313.92
2)	After payment of all vacation pay in #1 above, salary continuation/severance pay of 33.33% of weekly base salary for twenty-six (26) weeks at the rate of $1,186.01 per week.		$30,836.26
3)	After payment of all salary continuation/severance pay in #2 above, salary continuation/severance pay of 40% of weekly base salary for forty-three and 0.336 (43.336) weeks at the rate of $1,423.36 per week.		$61,682.14
4)	Merrimac to pay premiums for current healthcare benefits provided to Condon and his spouse under its existing plans (as may be amended) for a period of fifty-two (52) weeks.		$12,331.08
		Value

		Total	$136,163.40

1B. All salary continuation/severance payments under Par. 1A hereof shall be payable in accordance with Merrimac's normal payroll practices.

2A. Notwithstanding the schedule of salary continuation/severance payments set forth in Par 1A(2) and (3) above, in the event Condon files a claim with Unum for short term disability benefits and such claim has been denied and all pre-litigation appeal periods have expired, or in the event Condon decides not to file any claim with Unum for short term disability benefits, and upon Condon’s written notice to Merrimac of the foregoing, Merrimac shall provide salary continuation/severance pay of $92,518.40, payable at the rate of $2,312.96 per week for forty (40) weeks, in lieu of the payments set forth in Par. 1A(2) and (3) above; provided, however, such salary continuation/severance pay as set forth in this Par. 2A shall only commence after the payment in full of all vacation pay set forth in Par. 1A(1) above.  In the event any salary continuation/severance payments have already been made to Condon, then the forty (40) weekly payments of salary continuation/severance pay shall be equally and proportionately reduced to account for such payments.  All salary continuation/severance payments under Par. 2A shall be subject to applicable federal and state tax deductions and withholdings.

2B. Except for vacation pay, Condon acknowledges that he is receiving the above described payments and benefits under this Agreement that he would not otherwise be entitled to receive but for the execution of this Agreement.  Condon further acknowledges and agrees that no other wages, compensation, benefits, salary continuation or severance pay, incentives, bonuses, commissions, vacation pay, monies, damages or relief, of any kind or nature whatsoever, are due him.

2C. Condon understands and agrees that Merrimac shall not make any payments or provide any benefits under this Agreement until seven (7) days after Merrimac has received this document duly executed by Condon.  As used in this Agreement, the term "days" shall mean calendar days.

3. In consideration of the payments and benefits to be provided under this Agreement, Condon hereby releases and forever discharges Merrimac, its subsidiaries, affiliates and related entities, and the present and former officers, directors, employees, trustees, fiduciaries,  administrators, agents, attorneys, successors and assigns of Merrimac and its subsidiaries, affiliates and related entities (collectively, the “Releasees”), from and against any and all claims, demands, causes of action, suits, judgments, liabilities, damages, losses, costs and expenses, of any kind or nature whatsoever, disputed or undisputed, known or unknown, in law or in equity, which Condon ever had, now has, or hereafter may have against the Releasees up to the date of execution of this Agreement, including but not limited to: (a) any and all claims arising out of Condon’s employment with Merrimac or the termination thereof; (b) any and all claims under Title VII of the Civil Rights Act of 1964, as amended, Civil Rights Act of 1866, as amended, Age Discrimination in Employment Act of 1967, as amended, Older Workers Benefit Protection Act, as amended, New Jersey Law Against Discrimination, as amended, Employee Retirement Income Security Act of 1974, as amended, Americans With Disabilities Act of 1990, as amended, Family and Medical Leave Act, as amended, New Jersey Family Leave Act, as amended, and New Jersey Conscientious Employee Protection Act, as amended; (c) any and all claims arising out of wrongful discharge, intentional or negligent infliction of emotional distress, personal injury, pain and suffering, injury to reputation, defamation, misrepresentation, any other negligent or intentional torts, harassment or retaliation; (d) any and all claims arising out of oral or written representations, agreements, promises or assurances, or  breach of any express or implied contract; (e) any and all claims arising out of or under any of Merrimac’s policies, plans, programs, procedures, handbooks or manuals; (f) any and all claims arising out of or under any of Merrimac’s stock purchase, stock option, severance, salary continuation or other incentive or compensation policies, plans or programs; (g) any and all claims arising out of or under any federal or state disability or handicap laws, or any and all claims against the Releasees for short term or long term disability benefits; (h) any and all claims arising out of or under any Merrimac sponsored life, health or other insurance policies, plans or programs; (i) any and all claims arising out of or under any  Merrimac benefit or leave of absence policies, plans or programs, or any employee benefit booklets; (j) any and all claims for compensatory or punitive damages or attorneys fees or costs; or (k) any and all claims arising out of or under any federal, state or local constitution, statute, regulation, rule or principle of common law.  Condon further understands and acknowledges that he is not releasing any claims against the Releasees that may arise after the date of execution of this Agreement. This general release excludes any claim by Condon for accrued and vested rights under the Merrimac sponsored 401(k) Plan, or any claim by Condon against Unum insurance carrier for short term or long term disability benefits.  In no event shall the Releasees be liable to Condon for any short term or long term disability benefits, or in connection with Condon’s filing or processing any claims for any disability benefits, or for any decisions, determinations, or denials of coverage by the Unum insurance carrier.  Merrimac agrees to complete any forms and provide any information reasonably required by Unum in connection with any claim by Condon against Unum for short term or long term disability benefits under the Unum Plan.

4. Condon acknowledges and agrees that neither this Agreement nor the execution thereof nor the payment of any monies or provision of any benefits hereunder shall constitute an admission of any liability or violation of any law, rule or regulation by Merrimac, as to which Merrimac expressly denies any such liability or violation.

5A. Condon represents that as of the date of his execution of this Agreement, he has not filed, instituted, submitted, asserted, initiated or participated in any claim, complaint, action, suit, proceeding, charge, investigation or grievance against any of the Releasees in any federal, state or local court, or administrative, regulatory or investigative agency, or board, commission, committee, legislative body or other forum.

5B. Condon agrees that he shall fully cooperate with Merrimac in connection with any claim, complaint, action, suit, proceeding, charge, investigation or grievance brought by or against any of the Releasees.

5C. Condon waives and releases any right to recover any monies, compensation, benefits, damages, penalties or other relief of any kind or nature whatsoever in any claim, complaint, action, suit, proceeding, charge, investigation or grievance brought by Condon, any governmental agency, any Person or Entity (as defined below) on Condon’s behalf, or which includes Condon in any class against any of the Releasees.

5D. Condon hereby resigns as an officer of Merrimac and shall promptly execute and submit a formal resignation as may be requested by Merrimac.

6. Notwithstanding anything contained in this Agreement to the contrary, nothing set forth in this Agreement shall: (a) affect the rights of the Equal Employment Opportunity Commission to enforce applicable age discrimination laws or conduct any investigation or proceeding, or (b) interfere with the protected rights of Condon under the Older Workers Benefit Protection Act.

7A. As used in this Agreement, the term “Person or Entity” shall mean any person, firm, association, partnership, company, corporation, governmental agency or any other form of entity (collectively, “Person or Entity”), and the term “Agreement” shall mean, collectively, this Separation Agreement and General Release, the terms, conditions and provisions thereof, and the payments and benefits provided thereunder.

7B. Condon agrees to keep the Agreement, and the existence thereof, in strict confidence, and shall not disclose, directly or indirectly, the Agreement or the existence thereof to any Person or Entity; provided, however, Condon may disclose the Agreement: (1) as permitted under Par. 6 hereof; (2) to Condon’s attorney, accountant, financial advisor or spouse, provided Condon informs such Person or Entity of the confidentiality obligations of this Par. 7 and requires such Person or Entity to comply with such confidentiality obligations; (3) to any governmental tax authority; or (4) as otherwise required by law or validly issued subpoena or process.  Condon represents that he has not disclosed the Agreement, or the existence thereof, to any Person or Entity except as permitted by this Par. 7B.

8A. Condon represents and agrees that he has not, directly or indirectly, used, copied or disclosed to any Person or Entity (except in connection with his duties with Merrimac), and shall not, directly or indirectly, use, copy or disclose to any Person or Entity, any confidential, proprietary or financial information or trade secrets of Merrimac (the “Confidential Information” as defined below).

8B. As used in this Agreement, the term “Confidential Information” shall include without limitation any of Merrimac’s: (a) Multi-Mix® or other technology, innovations, inventions, discoveries, improvements, ideas, developments, technical or engineering information, data, data bases, software, computer programs, drawings, plans, specifications, designs, processes, production processes, sketches, photographs, techniques, know-how, knowledge, protocols, procedures, test procedures, formulas, patterns, methods of doing business, manuals, logs, prototypes or samples; (b) processes of making multi-layer integrated circuits, or processes of making multi-function modules, or processes of fusion bonding; (c) all other intellectual property; (d) client or customer names, lists or information; (e) vendor or supplier names, lists, information or purchasing systems; (f) costs, pricing, or pricing plans, strategies or policies, or any financial reports, financial information or accounting systems; (g) the terms of any past or current loans, credit facilities or bank transactions; (h) sales or marketing plans, policies or strategies or any other sales or marketing information; (i) quality control plans, strategies, policies, procedures, protocols, tests, test results, test data or any other quality information; (j) manufacturing plans, strategies, policies, operations or any other manufacturing information; (k) human resources organization, plans or policies or any other human resources information; (l) business plans, strategies or policies or any other business information; (m) telephone or email lists or information; or (n) any form of computer, software, electronic or other information, records, documentation, files, reports, or notes relating to any of the foregoing.  This includes all written, oral, electronic, computer, software, visual or any other form or media of Confidential Information disclosed by or on behalf of Merrimac to Condon or which Condon has created, developed, prepared or received during his employment with Merrimac.  All Confidential Information is and shall be the sole and exclusive property of Merrimac.  Notwithstanding the above, this provision shall not preclude Condon from the use, copy or disclosure of information which is in the public domain through no fault or breach of this Agreement by Condon or from disclosure required by law or court order.

8C. In the event a subpoena or other process is issued by any Person or Entity to Condon to produce or disclose any Confidential Information or the Agreement, or provide testimony relating to Merrimac, Condon shall provide notice to Merrimac with a copy of the subpoena or process at least ten (10) days prior to the due date, and Condon shall not make any disclosure or provide any testimony until Merrimac has had a reasonable opportunity to contest such subpoena or process.    Nothing contained in this Agreement shall affect or impair any rights that Condon may have to indemnification for attorneys fees, costs or expenses pursuant to applicable statutes, or under Merrimac’s Directors and Officers Insurance Policy, Certificate of Incorporation or Bylaws.

9. Condon represents and acknowledges that he has returned all property of Merrimac, and all property prepared, created, developed, generated or received by Condon relating to Merrimac during Condon’s employment with Merrimac, including all copies or duplicates thereof.  Such property includes without limitation any and all records, documentation, files, information, notes, plans, policies, data, software, computers, computer user names and passwords, voicemail codes, laptops, computer drives, computer disks, other intellectual property, keys, identification cards, access cards, credit cards, Blackberry, cell phones, supplies and equipment.  Condon further represents and acknowledges that he has no custody, possession or control of any of the foregoing property.

10. To induce Merrimac to enter into the Agreement and in consideration of the payments and benefits provided by Merrimac to Condon under the Agreement, Condon agrees that for a period of one (1) year after his execution of this Agreement:

A. He shall not, directly or indirectly: (1) engage in any activity, business or service on his own behalf, or provide services to, or enter the employ of, or become an owner, partner, principal, shareholder, investor, lender or otherwise in any Person or Entity, that in whole or in part is competitive with or adverse to the best interests of Merrimac; (2) recruit, solicit, entice or initiate contact with any former, current or future employees of Merrimac for the purpose of offering employment to such employees with any other Person or Entity; or (3) solicit, interfere with, or endeavor to entice away from Merrimac any of its employees, customers, suppliers, consultants, or sales or field representatives.

B. He shall not, directly or indirectly: (1) seek a position on the Board of Directors of Merrimac; (2) solicit proxies for the election of a member of the Board of Directors of Merrimac; (3) join with any other person to form a “group” for purposes of participating in any registration under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, with respect to shares of capital stock of Merrimac.

11A. Except as otherwise provided in Par. 6 hereof, Condon agrees that he shall not, directly or indirectly, file, institute, submit, assert, initiate or participate in any claim, complaint, action, suit, proceeding, charge, investigation or grievance against any of the Releasees in any federal, state or local court, or administrative, regulatory or investigative agency, or board, commission, committee, legislative body or other forum, based on any actions or omissions of any of the Releasees arising on or prior to the date of Condon’s execution of this Agreement.

11B. Except as otherwise provided in Par. 6 hereof, Condon agrees that he shall not, directly or indirectly, solicit, advise, encourage, induce, assist or support any Person or Entity to file, institute, submit, present, assert, initiate or participate in any claim, complaint, action, suit, proceeding, charge, investigation or grievance against any of the Releasees in any federal, state or local court, or administrative, regulatory or investigative agency, or board, commission, committee, legislative body or other forum, based on any actions or omissions of any of the Releasees arising on or prior to the date of Condon’s execution of this Agreement.

12. Condon agrees that he shall not, directly or indirectly, publish or otherwise communicate in any manner whatsoever any comments, statements or other information that could reasonably be interpreted as negative, critical, derogatory, disparaging, harmful, injurious, discrediting, belittling or defamatory to any of the Releasees, or to any of the Releasees’ products, services, businesses, conduct of business, financial matters, securities, reputations or shareholders.  As used in this Agreement, the term “publish or otherwise communicate” shall include without limitation: (a) the making of any oral, written, visual, computer, electronic, telephonic, telegraphic or other communication of any comments, statements or information; (b) the use of email communications or the Internet, including without limitation the posting, presentation, communication or other transmittal of any message, comment, statement or information on any Internet media, sites, message boards, platforms, blogging sites, chat rooms, websites or otherwise, or (c) any other form of public disclosure or communication of any comments, statements or information.

13A. Condon acknowledges that a breach of any of his representations or agreements under Par. 5, 7, 8, 9, 10, 11 or 12 of this Agreement will cause immediate and irreparable injury to the Releasees for which a remedy at law or monetary damages will be inadequate.  In the event of any such actual or threatened breach by Condon, Condon acknowledges that the Releasees shall be entitled to temporary, preliminary and/or permanent injunctive relief: (a) restraining such breach; (b) requiring Condon to comply with his representations or agreements under Par. 5, 7, 8, 9, 10, 11 or 12 of this Agreement; or (c) granting an appropriate decree of specific performance.  Such injunctive relief shall be granted without the necessity of: (d) showing actual damages or that monetary damages would not afford an adequate remedy at law; or (e) posting any bond or security.

13B. In the event Condon breaches any of his representations or agreements under Par. 5, 7, 8, 9, 10, 11 or 12 of this Agreement and any of the Releasees asserts a claim or counterclaim or files suit against Condon due to such breach, then any of the Releasees shall also be entitled to recover from Condon damages, reasonable attorneys fees and costs of suit if any of the Releasees prevail in such suit or with respect to such claim or counterclaim.  Further, in the event Condon breaches any of his representations or agreements under Par. 5, 7, 8, 9, 10, 11 or 12 of this Agreement, Condon shall forfeit and Merrimac shall immediately cease making or providing any further payments or benefits under this Agreement, and Merrimac shall be entitled to recover all payments and benefits that have been provided to Condon under this Agreement.  All rights and remedies of the Releasees under this Agreement and at law or equity shall be cumulative.

14. Condon waives any claim for re-employment with Merrimac and shall not apply for re-employment for any position.

15. Condon represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation, statement, promise, agreement or assurance made by any of the Releasees, except as specifically set forth in this Agreement.

16. Condon acknowledges that Merrimac has entered into this Agreement in reliance on and will, subsequent to the execution of this Agreement, reasonably rely on each and every representation and acknowledgment made by him in this Agreement.  Condon affirms the truthfulness of each and every representation and acknowledgment made herein.

17. This Agreement has been negotiated and executed within the State of New Jersey and shall be governed, construed and interpreted in all respects in accordance with the laws of the State of New Jersey without giving effect to any conflict of law rules.  Except for injunctive relief sought by any of the Releasees, any action to enforce, or which arises out of, or in any manner relates to, any of the provisions of this Agreement shall be brought exclusively in the federal or state courts of Essex County, New Jersey.  The parties hereto expressly consent to the jurisdiction of such courts, and to service of process by certified mail in accordance with the notice provisions of Par. 20 hereof, or by any other manner provided by the laws or Rules of Court of the federal or state courts of New Jersey.

18A. Condon acknowledges that he has been given twenty-one (21) days from the date of receipt of this Agreement to review and consider this document.  Condon may waive his right to the full twenty-one (21) day review period and execute and return this Agreement prior to the expiration of such twenty-one (21) day period.  In the event Condon fails to execute and return this Agreement to Merrimac within such twenty-one (21) day review period, then this offer and Agreement shall be automatically withdrawn without any further notice or action and become null and void in its entirety. Condon and Merrimac also agree that any changes, whether material or immaterial, to this Agreement shall not restart the running of such twenty-one (21) day period.

18B. In the event Condon fails to execute and return this Agreement within such twenty-one (21) day review period, Condon shall not be entitled to any salary continuation/severance payments or benefits from Merrimac.

18C. Condon understands and agrees that this Agreement shall not be effective or enforceable for a period of seven (7) days following the date of Condon’s execution and Merrimac’s receipt of this Agreement, and that Condon may revoke this Agreement for any reason during this seven (7) day period by giving written notice of revocation to Merrimac prior to the expiration of such seven (7) day period.  In the event of such revocation, this Agreement shall become null and void in its entirety.

19. Condon is advised to consult with an attorney of his choice at his own expense prior to executing this Agreement.  Condon represents and acknowledges that he has been given sufficient time and opportunity to do so, that he has been represented by the firm of Bonny G. Rafel, LLC in this matter, and that he has received legal advice concerning the terms, conditions and provisions of this Agreement prior to the execution thereof.

20. Any notice required or permitted under this Agreement shall be in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Condon:
Mr. Robert V. Condon
222 Stanhope Road
Sparta, New Jersey 07871

If to Merrimac:
Merrimac Industries, Inc.
41 Fairfield Place
West Caldwell, New Jersey 07006
Attn:  Ms. Adriana Mazza

21. Condon represents and acknowledges that he has read this Agreement, fully understands all of the provisions hereof, voluntarily and knowingly agrees to all such provisions, and executes this Agreement of his own free will without any duress or coercion.  Condon further represents and acknowledges that no other promise or assurance of any kind or nature whatsoever has been made by any Person or Entity to cause him to execute this Agreement.  The enforceability of this Agreement is expressly contingent upon Condon’s furnishing an affidavit, in a form acceptable to Merrimac, by his physician stating that Condon is competent to execute this Agreement.

            22. In the event any restriction or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, unenforceable or void for any reason, but would be valid, effective and enforceable if such restriction or provision, or part thereof, were revised or reduced in scope, then such restriction or provision, or part thereof, shall apply with such appropriate revision or reduction.  If such restriction or other provision of this Agreement, or part thereof, cannot be so revised or reduced in scope, then such restriction or other provision, or part thereof, shall be deemed deleted and the remaining provisions of this Agreement shall continue in full force and effect.

23. This Agreement sets forth the entire understanding between the parties hereto and supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.  The parties acknowledge that there are no verbal understandings or agreements contrary to or in addition to the terms, conditions or provisions of this Agreement.  This Agreement shall not be modified, altered or amended unless a writing is executed by both parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

CONDON HAS READ THIS SEPARATION AGREEMENT AND
GENERAL RELEASE, FULLY UNDERSTANDS IT, VOLUNTARILY
AND KNOWINGLY AGREES TO ITS TERMS, AND SIGNS IT OF
HIS OWN FREE WILL WITHOUT ANY COERCION OR DURESS.

/s/ Robert V. Condon	Date of Execution: 12/04/2008
Robert V. Condon

State of New Jersey)
County of Morris)  SS:

I certify that on this 4th day of Dec., 2008, Robert V. Condon personally came before me and acknowledged under oath, to my satisfaction, that he is the person who executed the within document and thereupon did acknowledge that he signed and delivered the same as his voluntary act and deed for the uses and purposes expressed therein.

Signed and sworn to before me on
this 4th day of Dec., 2008.

/s/ Debra J. Fetchik
(Notary Public)

[Notarial Seal]

MERRIMAC INDUSTRIES, INC.:

By:	/s/ Mason N. Carter
Name:	Mason N. Carter
Title:	President & CEO

Date of Execution:  December 5, 2008